QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406.

LICENSE AND DEVELOPMENT
AGREEMENT

        THIS AGREEMENT, entered into as of this 12th day of October, 1999, by and between INNOVEX PRECISION COMPONENTS, INC. ("IPC"), a Minnesota corporation and wholly-owned subsidiary of Innovex, Inc. ("Innovex") and APPLIED KINETICS, INC., a Minnesota corporation ("AKI").

WITNESSETH:

        WHEREAS, on January 16, 1998 Litchfield Precision Components, Inc., a wholly-owned subsidiary of Innovex ("LPC") and AKI entered into a Product Development Contract (the "Current Contract") pursuant to which AKI developed certain proprietary technology necessary to build a machine that attaches flexible circuits onto disk drive suspension assemblies (the "AFAM Technology"); and

        WHEREAS, AKI has protected certain elements of the AFAM Technology with patent filings with the United States Patent and Trademark Office and the remaining elements of the AFAM Technology are protected as trade secrets; and

        WHEREAS, using the AFAM Technology, AKI designed and built an automated flexible circuit attach machine (the "AFAM") a number of which have since been delivered to, tested and accepted by IPC; and

        WHEREAS, during the course of IPC's FSA product development, IPC has developed and owns certain damping devices that exhibit low gain when compared to state of the art devices (the "Damping Technology"); and

        WHEREAS, the Current Contract requires AKI, during the "Term" of the Current Contract, to build or have built additional AFAMs for IPC on a mutually acceptable schedule to use in the course of its business; and

        WHEREAS, all additional AFAMs delivered by AKI to IPC during the Term of the Current Contract (i.e., through January 15, 2000) are sold to IPC at AKI's actual cost as set forth in the Current Contract; and

        WHEREAS, as compensation for the development efforts of AKI, and for AKI's agreement to sell additional AFAMs to IPC at cost, IPC is required to pay AKI a development fee through the end of the Term of the Current Contract of $55,500 per month; and

        WHEREAS, in consideration of the payment of the development fee, AKI has licensed IPC the right to use the AFAM Technology solely to allow IPC to use the AFAMs for their intended purpose of placing flexible circuits onto disk drive suspensions; the right to produce FSA product on AFAMs; and the right to transfer AFAMs and FSA products produced on AFAMs to customers of IPC solely for use by such customers; and

        WHEREAS, AKI and IPC are parties, together with Hutchinson Technology Incorporated, Innovex, Ryan Jurgenson, Mark Girard, David Swift, Roger Livermore and Joseph Tracy to a Settlement Agreement dated as of April, 19, 1999 (the "Settlement Agreement") pursuant to which AKI is restricted, until January 16, 2000, from engaging in certain design and promotion activities as more particularly set forth in the Settlement Agreement; and

        WHEREAS, recognizing the potential for AFAMs, IPC and AKI desire to expand and extend their contractual relationship effective after January 16, 2000 and, accordingly, this Agreement is entered into as of the date first set forth above but is not intended to be, and shall not be, effective until January 17, 2000 (the "Effective Date"); and

        WHEREAS, IPC desires, after the Effective Date, to: a) obtain the right to purchase additional AFAMs from AKI at cost for nine (9) years, b) obtain the right to use AFAMs for their intended purpose of placing flexible circuits onto disk drive suspensions, the right to produce FSA (as hereafter defined) product and other goods on AFAMs, and the right to sell FSA product and other goods to customers in the ordinary course of business, c) obtain the right to transfer AFAMs to customers of IPC solely for use by such customers to produce FSA product, d) obtain AKI's covenant not to sell AFAMs to third parties for nine (9) years without IPC's consent, e) obtain certain license rights to the AFAM Technology for twelve (12) years sufficient to have AFAMs made by parties other than AKI and to sublicense this right to customers of IPC (so that such customers have the right to have AFAMs made by their own equipment manufacturer), f) obtain certain commitments from AKI for nine (9) years with respect to designing modifications and improvements to the AFAM, g) obtain rights, in the field of disk drive suspensions and suspension components (the "Suspension Field"), to the results of any product design done by AKI which rights will be exclusive for nine (9) years and non-exclusive for three (3) years thereafter, and h) obtain certain rights to Microactuation Technology (as hereinafter defined) as may be developed by AKI; all as more fully set forth hereinafter; and

        WHEREAS, AKI is willing to grant the above-described rights in exchange for certain royalty payments commencing after the Effective Date and continuing for twelve (12) years all on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
RECITALS

        1.1    Incorporation.    The foregoing recitals are incorporated into this Agreement.

ARTICLE II
SALE OF AFAMS TO IPC

        2.1    Sale of AFAMs.    Subject to AKI and IPC agreeing on the quantity and delivery schedule of AFAMs (such agreement to be evidenced by purchase orders submitted by IPC and accepted in writing by AKI), AKI agrees, for a period of nine (9) years from and after the Effective Date, to manufacture and sell such agreed upon AFAMs to IPC at AKI's actual cost of Material (plus all transportation and shipping costs) taking into account previous reimbursement or direct purchase by IPC of Material. For purposes of this Agreement, Material shall mean all parts, components, other direct supplies, and services contracted for by AKI with unrelated third parties related exclusively to manufacture of AFAMs and out of pocket expenses directly related thereto. IPC shall have the right to sell or otherwise transfer AFAMs subject to the provisions of Section 3.1 and 3.2 hereof; and on the condition that IPC be solely responsible for complying with all export control laws, rules and regulations.

        2.2    Warranties of AKI.    AKI hereby assigns, to the extent permitted by the terms thereof, to IPC, all warranties obtained by or running in favor of AKI relating to AFAMs (including parts and components thereof). AKI agrees to assist, at IPC's expense, IPC in pursuing any claim under such warranties or, in the event that any such warranties are not assignable by AKI to IPC, then AKI agrees to pursue, for the account of and at the expense of IPC, warranty claims as directed by IPC. EXCEPT AS PROVIDED IN THIS AGREEMENT, NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY TYPE OR KIND, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO AFAMS SOLD TO IPC (INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF

PERFORMANCE, QUALITY, NON-INFRINGEMENT, CONDITION, OR DURABILITY) AND ALL SUCH WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

        2.3    Restriction on AKI Sale of AFAMs and AFAM Technology.    AKI agrees, for a period of nine (9) years from the Effective Date, that it will not sell, lease, license, or otherwise transfer AFAMs or AFAM Technology to any person or entity without the express written consent of IPC; provided, however, that IPC acknowledges that the foregoing restriction does not apply to any use of AFAM Technology by AKI for development and sale of other products provided that such other products do not incorporate AFAMs as a subset therein; and provided, further, that the foregoing restrictions shall automatically terminate in the event that IPC elects to discontinue its participation in the disk drive industry.

        2.4    AKI Support.    AKI agrees, for nine (9) years from the Effective Date, to support IPC's use and resale of AFAMs by providing, at IPC's cost and expense, reasonable training of IPC and/or IPC customer personnel relating to operation and maintenance of AFAMs upon reasonable notice and subject to reasonable availability of AKI personnel. Additionally, for a three (3) year period commencing nine (9) years from the Effective Date, AKI agrees to continue providing the afore-described services, at IPC's expense, if IPC personnel are not qualified to provide such services.

ARTICLE III
AFAM TECHNOLOGY LICENSE RIGHTS

        3.1    Acknowledgment of Ownership.    IPC hereby acknowledges and agrees that AKI is and shall be the sole owner of the AFAM Technology including any and all modifications, enhancements, improvements and derivations thereof, whether developed by AKI, IPC, or jointly; and that IPC has no rights therein except as expressly set forth in this Agreement.

        3.2    License for Use.    In consideration of the payment of royalties required by this Agreement, AKI hereby grants to IPC the nonexclusive and perpetual right to use the AFAM Technology solely to use and operate AFAMs for their intended purpose of placing flexible circuits onto disk drive suspensions, the right to produce FSA product on AFAMs, and the right to transfer AFAMs and FSA products produced on AFAMs to customers of IPC solely for use by such customers. IPC shall have the right to sublicense the foregoing rights to its customers who acquire an AFAM from IPC or manufacture or have manufactured an AFAM pursuant to the license right contained in Section 3.3 hereof; on the condition that each sublicense and/or agreement for sale or other transfer of an AFAM be in writing, contain appropriate acknowledgments of the ownership by AKI of the AFAM Technology, require monthly reporting of the volume of flexible circuit suspension assemblies ("FSAs") produced on each AFAM, permit IPC to audit the books and records of such sublicensee for purposes of verifying the volume of FSAs produced, and contain appropriate confidentiality provisions. Except as permitted by the preceding sentence, the license rights granted in this Section 3.2 to IPC shall not be assigned, sublicensed or otherwise transferred by IPC without the prior written consent of AKI; provided, however, that such rights may be transferred in connection with a merger or transfer of all or substantially all of the assets of IPC provided such transferee assumes all related obligations in writing in form reasonably acceptable to AKI.

        3.3    Additional License for Use.    In consideration of the payment of royalties required by this Agreement, AKI hereby grants IPC the nonexclusive and perpetual right to use the AFAM Technology to use AFAMs to produce goods other than FSAs on AFAMs and the right to sell those goods to customers of IPC in the ordinary course of business. Notwithstanding the foregoing grant, IPC acknowledges that it does not have the right to use AFAMs or AFAM Technology for production of goods comprising or related to head gimbal assembly or for any other purposes involving head gimbal assembly. The License rights granted in this Section 3.3 shall not be assigned, sublicensed or otherwise transferred by IPC without the prior written consent of AKI; provided, however, that such rights may be transferred in connection with a merger or transfer of all or substantially all of the assets of IPC provided such transferee assumes all related obligations in writing in form reasonably acceptable to AKI.

        3.4    License to Manufacture.    In consideration of the payment of royalties required by this Agreement, AKI hereby grants to IPC the nonexclusive right, for twelve (12) years from the Effective Date, to use the AFAM Technology solely for the purpose of manufacturing AFAMs or having AFAMs manufactured for IPC on the condition that any contract for the manufacture of AFAMs be in writing, contain appropriate acknowledgments of AKI's rights in the AFAM Technology, require monthly reporting of the volume of FSAs produced on each AFAM retained or used by or for any such manufacturer, permit IPC to audit the books and records of any such manufacturer for purposes of verifying the volume of FSAs produced, and contain appropriate confidentiality provisions. IPC shall have the right to sublicense the foregoing right to its customers on the condition that any sublicense be in writing, contain appropriate acknowledgments of the ownership by AKI of the AFAM Technology, require monthly reporting of the volume of FSAs produced by each AFAM manufactured by or for any such customer, permit IPC to audit the books and records of any such customers for purposes of verifying the volume of FSAs produced, contain appropriate confidentiality provisions, and require the customer's contract with its equipment manufacturer to meet the requirements imposed on IPC as set forth in the first sentence of this Section 3.3. Except as permitted by the preceding sentence, the license rights granted in this Section 3.3 to IPC shall not be assigned, sublicensed or otherwise transferred by IPC without the prior written consent of AKI; provided, however, that such rights may be transferred in connection with a merger or transfer of all or substantially all of the assets of IPC provided such transferee assumes all related obligations in writing in form reasonably acceptable to AKI.

        3.5    Certain Contract Requirements.    Whenever IPC enters into an agreement with any third party, or a customer of IPC enters into an agreement with its equipment manufacturer, which agreement is subject to the requirements of Section 3.2 or 3.3 above, or 4.6 below, IPC shall provide AKI with a copy of such agreement (and all other documents or agreements related thereto or to be entered into contemporaneously) within ten (10) days of execution. AKI shall have the right, throughout the duration of this Agreement, to require all sublicenses between IPC and its customers and all agreements for manufacture of AFAMs (whether entered into by IPC or its customers) to contain additional provisions reasonably necessary or appropriate to protect AKI's rights under this Agreement. Upon written notice from AKI of any such additional provision(s), IPC shall include (or require, as the case may be) any such provision(s) in its subsequent sublicense agreements and agreements for manufacture of AFAMs, as provided below. In the event that IPC disputes the need or appropriateness of any such newly requested provision(s), such provision(s) shall nevertheless be incorporated into any sublicense agreements and/or agreements for manufacture of AFAMs entered into after IPC's receipt of written notice from AKI, and the following procedure shall apply:

          3.5.1        The parties shall meet, at least twice, during the next thirty (30) days in an attempt to resolve their differences as to the need or appropriateness of any newly required provision(s).

          3.5.2        If the newly required provision(s) remains in dispute, the parties shall proceed to arbitration of the issue in front of an independent patent attorney with at least ten (10) years experience mutually acceptable to both parties. If the parties are unable to agree on the arbitrator, both parties hereby authorize the Hennepin County, Minnesota Chief Judge, or his or her designee, to appoint an arbitrator meeting the above specified criteria.

          3.5.3        The arbitrator shall have the power to rule that the disputed provision be included as drafted by AKI, be stricken, or to modify the provision; but shall not have the power to modify or strike any provisions originally required in this Agreement or required by AKI subsequent to the

  Effective Date and not disputed by IPC; nor shall the arbitrator have the power to change any provision of this Agreement.

          3.5.4        The decision of the arbitrator shall be final and the disputed provision shall thereafter be continued, be continued as modified, or stricken, as ruled by the arbitrator. Each party shall bear their own costs and expenses related to the arbitration; and the fees of the arbitrator shall be split equally between the parties.

ARTICLE IV
AFAM IMPROVEMENT AND PRODUCT DEVELOPMENT

        4.1    AFAM Improvement.    Subject to Unavoidable Delays and satisfactory performance by IPC of its obligations under Section 4.2 hereof, AKI agrees, for nine (9) years from the Effective Date, to use commercially reasonable efforts to make modifications, improvements and/or enhancements to AFAMs (collectively "AFAM Improvements") that AKI and IPC mutually agree have a reasonable possibility of commercial application. AKI and IPC agree to have at least quarterly meetings (a "Development Meeting") for purposes of discussing possible AFAM Improvements.

        4.2    Responsibility for AFAM Improvement Costs.    IPC agrees, during the nine (9) year period commencing on the Effective Date, to pay for all costs and expenses of the development of mutually agreed upon AFAM Improvements which costs may include parts, components, other direct supplies, services contracted for by AKI with unrelated third parties related exclusively to development of AFAM Improvements and out of pocket expenses directly related thereto; but shall not include patent application and maintenance fees and associated legal expenses.

        4.3    Ownership of Intellectual Property.    IPC hereby acknowledges and agrees that AKI is and shall be the sole owner of all intellectual property rights associated with AFAM Improvements, whether developed by AKI, IPC, or jointly; and any other intellectual property rights generated as a result of the development work being done by AKI under this Agreement; and that IPC has no rights therein except as expressly set forth in this Agreement. Notwithstanding the foregoing, the license rights contained in Sections 3.2 and 3.3 hereinabove shall apply to all AFAM Improvements on the same basis as such license rights apply to AFAM Technology.

        4.4    Product Design.    Subject to Unavoidable Delays and satisfactory performance by IPC of its obligations under Section 4.5 hereof, AKI agrees to use commercially reasonable efforts to design modifications, improvements and/or enhancements to products that are designed to be produced on AFAMs ("FSA Product Improvements") which AKI and IPC mutually agree have a reasonable possibility of commercial application. Ideas for FSA Product Improvements shall be discussed by the parties at each Development Meeting in conjunction with discussions of AFAM Improvements.

        4.5    Responsibility for FSA Product Improvement Cost and Expenses.    IPC agrees, during the nine (9) year period commencing on the Effective Date, to pay for all costs and expenses of the development of mutually agreed upon FSA Product Improvements, which costs may include parts, components, software licensing fees sufficient to allow AKI to use software necessary to perform its development obligations under this Agreement and for no other purpose for nine (9) years from the Effective Date, other direct supplies, services contracted for by AKI with unrelated third parties related exclusively to development of FSA Product Improvements, and out of pocket expenses directly related thereto; but shall not include patent application and maintenance fees and associated legal expenses if AKI is the sole owner of the intellectual property rights arising therefrom.

        4.6    Ownership of FSA Product Improvement Intellectual Property.    IPC hereby acknowledges and agrees that AKI is and shall be the sole owner of all intellectual property rights associated with FSA Product Improvements and any other intellectual property rights independently invented by AKI as a result of the development work being done by AKI under this Agreement. Notwithstanding the foregoing, in consideration of the payment of royalties required by this Agreement, AKI hereby grants to IPC the right to use the FSA Product Improvements for twelve (12) years from the Effective Date solely in the Suspension Field. Such license rights shall be exclusive for nine (9) years from the Effective Date and shall be nonexclusive for three (3) years thereafter. IPC shall have the right to sublicense the rights granted in this Section 4.6 solely to customers owning or using AFAMs provided such sublicense agreements be in writing, contain appropriate acknowledgments of the intellectual property rights of AKI to FSA Product Improvements, require monthly reporting of the volume of FSAs produced on each AFAM owned or used by or for such customers, permit IPC to audit the books and records of any such customers for purposes of verifying the volume of FSAs produced and contain appropriate confidentiality provisions. Except as permitted by the preceding sentence, the license rights granted in this Section 4.6 to IPC shall not be assigned, sublicensed or otherwise transferred by IPC without the prior written consent of AKI; provided, however, that such rights may be transferred in connection with a merger or transfer of all or substantially all of the assets of IPC provided such transferee assumes all related obligations in writing in form reasonably acceptable to AKI. In the event that AKI and IPC jointly invent FSA Product Improvements, AKI and IPC shall jointly own any such FSA Product Improvements; and the license granted hereinabove in this Section 4.6 by AKI to IPC shall apply to AKI's rights in such jointly invented FSA Product Improvements on the same basis as if AKI had independently invented such FSA Product Improvements. AKI hereby acknowledges and agrees that IPC is and shall be the sole owner of all intellectual property rights associated with FSA Product Improvements and any other intellectual property rights independently invented by IPC, other than intellectual property rights related to AFAM Technology and AFAM Improvements.

ARTICLE V
MICROACTUATION

        5.1    Acknowledgment of Ownership.    IPC hereby acknowledges that AKI may develop certain technology related to dual stage actuated suspensions or suspensions that accept such actuators (hereinafter "Microactuation Technology") and that AKI is and shall be the sole owner of Microactuation Technology developed by AKI including any and all modifications, enhancements, improvements and derivations thereof. Notwithstanding the foregoing, in consideration of the payment of royalties required by this Agreement, AKI hereby grants to IPC the right to use Microactuation Technology for twelve (12) years from the Effective Date solely in the Suspension Field. Such license right shall be exclusive for nine (9) years from the Effective Date and shall be nonexclusive for three (3) years thereafter. Subject to the obligation of IPC to share revenues with AKI as set forth in Section 5.2 hereof, IPC shall have the right to sublicense the rights granted in this Section 5.1 provided such sublicense agreements be in writing, contain appropriate acknowledgments of the intellectual property rights of AKI to Microactuation Technology, require periodic reporting of field of use and revenue received from use of Microactuation Technology, permit IPC to audit the books and records of any such sublicensees for purposes of verifying royalty obligations owed to IPC, contain appropriate confidentiality provisions, and be otherwise in form reasonably acceptable to AKI. Additionally, IPC agrees that AKI shall have the right to be represented in the negotiations with any proposed sublicensee. Except as permitted by the preceding two sentences, the license rights granted in this Section 5.1 to IPC shall not be assigned, sublicensed or otherwise transferred by IPC without the prior written consent of AKI; provided, however, that such rights may be transferred in connection with a merger or transfer of all or substantially all of the assets of IPC provided such transferee assumes all related obligations in writing in form reasonably acceptable to AKI.

        5.2    Revenue Sharing.    In consideration of the right granted to IPC to sublicense its rights to Microactuation Technology, IPC hereby agrees to pay to AKI, as and when received, [* * *] of all Net Revenue received by IPC as a result of making IPC's rights in Microactuation Technology available to any third party. For purposes of this Agreement "Net Revenue" means all revenue received by IPC for making Microactuation Technology available to any third party, without any deductions or offsets, regardless of whether revenue is received on a per piece basis, as a general payment or prepayment for intellectual property rights, as a payment for services, is incorporated into the price of products, as a return on investment, or otherwise; reduced by the cost of obtaining license rights from third parties necessary for the desired sublicensing of Microactuation Technology provided that AKI has approved the amount of such cost and the form of license agreement in advance, which approval shall not be unreasonably withheld. In the event that IPC receives revenue from any such third party resulting from the sale or other transfer of goods or the provision of services, an equitable allocation of revenue shall be made between products sold or services provided and the sublicensing or other transfer of IPC's rights in Microactuation Technology.

ARTICLE VI
ROYALTY PAYMENTS

        6.1    General Payment Obligation.    In consideration of: the licenses granted to IPC under this Agreement to AFAM Technology, AFAM Improvements, FSA Product Improvements and Microactuation Technology, the obligation to sell AFAMs to IPC at AKI's cost, and the above-described commitment to provide services, and in addition to the payment obligations of IPC set forth in Section 5.2 hereof, IPC agrees to pay AKI, on a monthly basis as set forth in Section 6.3 hereof, for twelve (12) years from the Effective Date, [* * *] of all FSA Revenue (as hereinafter defined) produced from the operation of each and every AFAM (regardless of whether an AFAM was purchased from AKI or was manufactured by IPC or any other third party). For purposes of this Agreement, "FSA Revenue" shall mean the total number of FSAs sold by IPC added to the total number of FSAs produced by all other parties using one or more AFAMs or AFAM Technology multiplied by the FSA Price; "FSA Price" shall mean the weighted average sale price of FSAs sold by IPC during the preceding one (1) month period; and the "weighted average sale price" shall mean the gross price charged by IPC (without any deductions or offsets and assuming IPC either purchases or manufactures all of the components of an FSA) for all FSAs sold by IPC during the preceding one (1) month period divided by the total number of FSAs sold by IPC during said one (1) month period. In the event that IPC discontinues selling FSAs (as evidenced by IPC's volume of FSAs sold dropping below 5% of the total volume of FSAs produced on all AFAMs), the average of the FSA Price calculated for the most recent three (3) months shall be deemed the FSA Price through the end of the calendar year quarter in which IPC has discontinued or is deemed to have discontinued selling FSAs. Thereafter and through the end of the period during which royalties are due under this Agreement, the FSA Price shall be adjusted, up or down as the case may be, on a quarterly basis, by a percentage equal to the percentage increase or decrease in the weighted average sale price of flexible circuits for FSA product for the calendar year quarter just ended over the weighted average sale price of flexible circuits for the preceding calendar year quarter. For purposes of the preceding sentence, the "weighted average sale price" shall mean the gross price charged by IPC (without any deductions or offsets and assuming that all consideration paid to IPC for flexible circuits for FSA product—whether or not reflected in the gross sales price—is included in the calculation) for all flexible circuits for FSA product divided by the total number of flexible circuits for FSA product sold by IPC over the applicable calendar year quarter. IPC acknowledges that a royalty payment is owed as set forth above as a result of the use of all AFAMs regardless of whether IPC is paid a royalty or other consideration from any of its customers or other third parties using or owning AFAMs or AFAM Technology. In calculating the number of FSAs sold by IPC, IPC shall have the right to adjust such amount for rejections and returns of FSAs.

        6.2    Additional Payment Obligation.    In consideration of: the licenses granted to IPC under this Agreement to AFAM Technology, AFAM Improvements, FSA Product Improvements and Microactuation Technology, the obligation to sell AFAMs to IPC at AKI's cost, and the above-described commitment to provide services, and in addition to the payment obligations of IPC set forth in Section 5.2 and 6.1 hereof, IPC agrees to pay AKI, on a monthly basis as set forth in Section 6.3 hereof, for twelve (12) years from the Effective Date, [* * *] of all Other Product Revenue (as hereafter defined) produced from the operation of each and every AFAM (regardless of whether an AFAM was purchased from AKI or was manufactured by IPC or any third party). For purposes of this Agreement, "Other Product Revenue" shall mean all revenue received by IPC from sales or other dispositions of products produced on AFAMs pursuant to the license granted in Section 3.3 hereof, without any deductions or offsets, regardless of whether revenue is received on a per piece basis, as a general payment or prepayment for products in bulk, as a payment for services, is incorporated into the price of other products, as a return on investment, or otherwise. In the event that IPC receives revenue from any third party resulting from the sale or other disposition of goods or the provision of services, an equitable allocation of revenue shall be made between the products giving rise to a royalty under this Section 6.2 and such other goods or services.

        6.3    Monthly Payments.    IPC shall make royalty payments no later than the 20th day of each month during the term of this Agreement, with the first payment being made on or before January 20, 2000, and on the same day of each and every month thereafter up to and including December 20, 2012. IPC agrees that each of the first twenty-four (24) monthly payments will be at least Sixty Thousand Five Hundred Dollars ($60,500) regardless of the amount of FSA Revenue generated by AFAM operation. Upon IPC having made the first twenty-four (24) required monthly payments, in the event that the aggregate amount paid by IPC exceeds the aggregate amount IPC would have paid under Section 6.1 above but for the guaranteed minimum requirement (the "Shortfall") IPC shall have the right to offset against the next six (6) monthly payments, for application to the Shortfall, that portion, if any, of the monthly royalty payment in excess of $60,500. After said six (6) monthly payments have been made, and in the event that any Shortfall remains, IPC shall have the right to fully offset against the remaining payments required under Section 6.1 above, for application to the Shortfall, until the Shortfall has been repaid in full. It is agreed by the parties that no interest shall be charged on the Shortfall. In the event that royalty payments to which AKI is entitled during the twelve (12) year royalty term are not sufficient to repay the Shortfall by the end of the twelve (12) year term, AKI shall have no further obligation to repay the Shortfall.

        6.4    Certain Payment Provisions.    Within twenty (20) days after the end of each calendar month during the term of this Agreement, IPC shall send AKI a written report, itemizing the volume of FSAs or other products sold by IPC on each AFAM owned or used by IPC and the volume of FSAs produced by all other parties using one or more AFAMs in each case itemized by owner and user of AFAMs, stating the FSA Price or applicable price of other products, calculating the amount of royalty due under Section 6.1 and/or Section 6.2, identifying the amount of revenue sharing required under Section 5.2 hereof, and providing such further itemization as AKI reasonably may request. Payment of the amount due shall accompany each such report. AKI shall have the right, at reasonable times not more often than twice per calendar year, and upon not less than 72 hours' prior notice, to examine and/or audit (directly or with others' help) all of IPC's books, records, and accounts relating to the subject matter of this Agreement, for the sole purpose of verifying IPC's reports and payments under this Agreement. Except as necessary to enforce the terms of this Agreement, AKI agrees to hold any information received in such examination or audit in confidence and to instruct any third party retained by AKI in connection with such examination or audit to do the same. If any examination or audit by or for AKI reveals a shortfall in payment to AKI for any thirty (30) day period in excess of the greater of $5,000 or 10% of the amount due, IPC shall pay the reasonable costs and expenses of the examination or audit. In addition, IPC shall promptly remit the amount of any shortfall, whether or not in excess of such amount. All royalty payments shall be made in United States dollars and in immediately or next day available funds.

        6.5    Certain Monitoring Provisions.    IPC agrees to include in all of its agreements for: a) sale, lease, licensing or other disposition of AFAMs and b) permitted sublicensing of those license rights granted IPC by AKI in this Agreement, appropriate provisions requiring owners and users of

AFAMs and sublicensees to account to IPC for volume of FSAs produced on AFAMs and giving IPC the right to examine and audit the books and records of such parties related to operation of and production from AFAMs, all as more specifically set forth hereinabove. In the event that AKI reasonably believes that any such third party is under-reporting its production of FSAs, AKI shall have the right to require IPC, at IPC's expense, no more often than twice annually, to conduct such examination and audit, and to make the results thereof available to AKI. In the event that any audit of any third party reveals substantial under-reporting by any third party of production of FSAs on AFAMs, AKI shall have the right to require IPC to terminate its agreements with such party, or to otherwise exercise legal rights and/or remedies as mutually agreed to by IPC and AKI.

ARTICLE VII
INTELLECTUAL PROPERTY PROTECTION

        7.1    Enforcement.    A party to this Agreement that has reason to suspect any third party of violating any rights of AKI or IPC in FSA Technology, AFAM Improvements, AFAM Product Improvements, and/or Microactuation Technology, shall promptly notify the other party hereto and provide that party with all available information and documentation relating to the suspicion. Upon discovering or being notified of a suspected violation, IPC shall have the right to bring, within a reasonable time, and if IPC so elects to bring, it shall diligently prosecute, an action against the third party. IPC shall keep AKI informed and shall consult reasonably with AKI regarding the action, but shall have the right to select its own counsel and to prosecute the action in accordance with the advice of its own counsel; provided, however, that IPC shall not abandon, settle or compromise the action, nor resort to means of dispute resolution other than litigation, without AKI's prior written consent, which shall not be unreasonably withheld. IPC shall pay all costs and expenses of the action and all fees and expenses of its own counsel and shall have the right to retain any proceeds of the action or of any settlement or compromise thereof, which constitute an infringement of its rights under this Agreement; provided, however, that the excess, if any, of any such proceeds received by IPC over the sum of: (i) IPC's reasonable costs and expenses and (ii) the reasonable fees and expenses of IPC's counsel, shall be deemed FSA Revenue and subject to royalty payments to AKI under this Agreement at the rate set forth in Section 6.1 hereof. Any proceeds received by IPC which relate to infringement of rights of AKI not licensed to IPC under this Agreement shall be paid to AKI; provided, however, that AKI acknowledges that IPC shall have no obligation to prosecute any claim relating to rights of AKI not licensed to IPC under this Agreement. AKI shall have the right to intervene in any such action but shall bear the costs and expenses of doing so, including the fees and expenses of its own counsel. In the event that IPC elects not to bring an action against the third party within a reasonable time, AKI shall have the right to bring any action it deems appropriate, at its cost and expense. AKI shall have the right to retain any proceeds of the action or settlement or compromise thereof; provided, however, that in the event that AKI has requested IPC's cooperation and assistance in connection with AKI's prosecution, IPC shall be reimbursed for its out of pocket expenses. The party not prosecuting the action agrees, at the prosecuting party's expense, to cooperate with, provide reasonable assistance to and to appear as a nominal party and lend its name as necessary to validate any such action brought by the prosecuting party.

        7.2    Infringement.    If any third party claims that IPC's activities based upon rights licensed by AKI to IPC on an exclusive basis under this Agreement infringe any patent or copyright, IPC shall defend any such claim related solely to IPC's exclusive rights hereunder at IPC's sole cost and expense with counsel of IPC's own choosing, and IPC shall pay the amount of any judgment, settlement or compromise of such proceeding (provided, however, that no settlement or compromise shall be agreed to by IPC without AKI's prior written consent which shall not be unreasonably withheld) and IPC shall pay any ongoing or future royalty or other required payments necessary to engage in IPC's desired activities. Notwithstanding the preceding sentence, IPC shall not be obligated to defend any claim of infringement by a third party if AKI has breached the representations or obligations made by it in

Section 9.2 hereof. AKI shall have the right to participate in any action at AKI's own expense, through counsel selected by AKI. IPC acknowledges and agrees that in the event that any such third party claim is successful and IPC becomes obligated to pay damages for past infringement, or royalties or other payments for the ongoing or future right to use the intellectual property rights of any such third party in order to engage in IPC's desired activities, IPC shall not have the right to reduce or offset against the royalty payments owed AKI under this Agreement.

ARTICLE VIII
CONFIDENTIALITY

        8.1    Except as otherwise provided herein, each of the parties hereto agrees that it will not use, disclose, reproduce or otherwise make available to any person or entity any: (a) confidential or proprietary information of the other; (b) trade secrets of the other; or (c) any other information or data of the other which has been designated or is known to be confidential or proprietary to the other. The foregoing obligations of confidentiality shall not apply to any information which (i) was, at the time of receipt, otherwise known to a party or any of its representatives, (ii) was, at the time of receipt, published or otherwise known publicly, (iii) becomes known or available to a party or any of its representatives without a breach of this Agreement from a third party having a legal right to disclose such information, (iv) becomes part of the public domain without breach of this Agreement by any of the parties hereto, or (v) is required to be disclosed by law or court order. Each of the parties hereto agrees that if there is a breach of this Article 7 the other party will be irreparably harmed and entitled to seek and obtain temporary and permanent injunctive relief and such other equitable relief against the continuance of such breach without the requirement of posting a bond or undertaking or proving injury or other condition for relief, in addition to any other remedies that may be available to the injured party at law or in equity.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

        9.1    Authorization and Enforceability.    Each of the parties hereto represents and warrants to the other that it has all necessary corporate power and authority to enter into this Agreement; that it has taken all corporate actions necessary to authorize the execution, delivery and performance of this Agreement; and that this Agreement is the valid and legally binding obligation of each of the respective parties fully enforceable in accordance with its terms.

        9.2    Knowledge of Infringement.    AKI hereby represents to IPC that it is not presently aware of any information which would reasonably lead it to conclude that any third party has a supportable claim for infringement of the intellectual property rights of such third party, or theft of trade secrets of such third party, as a result of IPC's intended use of AFAM Technology; except the claim asserted on behalf of the Lemelson Medical, Education and Research Foundation, Limited Partnership pursuant to that certain letter dated May 26, 1999 a copy of which having previously been provided to IPC. AKI hereby agrees that in the event it receives notice of any claim by any third party that the rights licensed to IPC pursuant to this Agreement infringe on the rights of any third party, it will promptly provide notice of such claim to IPC; and AKI further agrees, upon request of IPC, to consult with IPC or its legal counsel to assess intellectual property rights of third parties as those rights may relate to technology licensed to IPC hereunder.

ARTICLE X
DEFAULT AND REMEDIES

        10.1    Upon the material breach by either party of any of the provisions of this Agreement, and the failure to cure such breach within sixty (60) days of receipt of written notice from the non-breaching party describing such breach with reasonable specificity (or, if curable, such longer period as may be necessary to cure those breaches which cannot reasonably be cured within sixty (60) days provided the party in breach commences the action necessary to cure the breach within such sixty (60) day period and diligently and continuously pursues the appropriate action to cure) then an Event of Default shall be deemed to have occurred. Upon the occurrence of an Event of Default, the non-breaching party shall have, as its sole and exclusive remedies: a) the right to obtain from the breaching party all of the non-breaching party's losses, damages, costs and expenses suffered or incurred as a consequence of the breach and b) the right to obtain, where appropriate, whatever equitable relief, including injunction, is available. Notwithstanding the foregoing, in the event of a breach by a party which is not curable, the non-breaching party may immediately seek appropriate equitable relief, including injunction. The parties agree, after the occurrence of an Event of Default, to meet at least twice during the next thirty (30) days to attempt to agree on the amount of damages and the manner of payment. In the event that the parties come to agreement, such agreement shall control. In the event that the parties are unable to come to agreement, the non-breaching party shall have the right to assert its claim for damages in a court of competent jurisdiction. Notwithstanding the foregoing provisions of this Section 10.1, AKI acknowledges and agrees that it does not have the right to terminate the license rights of IPC regardless of the breach by IPC of any of the provisions of this Agreement; and IPC acknowledges and agrees that it does not have the right to terminate, reduce or set off against any of the payments which IPC is required to make to AKI under this Agreement regardless of the breach by AKI of any of the provisions of this Agreement provided, however, that upon IPC obtaining a final judgment for damages against AKI in a court of competent jurisdiction, IPC shall have the right to set off against payments owed to AKI under this Agreement until payment in full of the amount of any such final judgment, with applicable interest at the judgment rate.

ARTICLE XI
MISCELLANEOUS

        11.1    Assignment and Delegation.    Except as provided herein, neither party may assign any of its rights, or delegate any of its duties or obligations, hereunder, without the express prior written consent of the other.

        11.2    Applicable Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

        11.3    Independent Contractors.    The parties are and shall be independent contractors as to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Except as expressly provided in this Agreement, neither party shall be liable for any debts, accounts, obligations, or other liabilities of the other to any third party.

        11.4    Waiver.    All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to take action as a result of or in connection with a breach of this Agreement by the other shall not be deemed a waiver unless in writing and signed by the party against whom enforcement is sought.

        11.5    Effect of Agreement.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing, with respect thereto. Notwithstanding the foregoing, it is expressly understood that this Agreement does not supersede or constitute an amendment or replacement of the Current Agreement; but is intended to take effect only upon the expiration of the Current Agreement. Further, the effectiveness of this Agreement shall not terminate, prejudice or impair any rights either party may have under the Current Agreement which rights are intended to survive the expiration of the Current Agreement.

        11.6    Amendment.    This Agreement may be modified or amended only by a writing signed by the parties hereto.

        11.7    Severability.    To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion shall be deleted from this Agreement, and the validity and enforceability of the remainder of this Agreement shall be unaffected.

        11.8    Interest.    In the event of a failure by either party to pay any amounts required by this Agreement as and when due, such unpaid amount shall bear interest from the date which is twenty (20) days after the date such amount was due to be paid at the interest rate of ten percent (10%) per annum. The parties acknowledge that no interest shall be charged on the Shortfall.

        11.9    Attorneys' Fees.    If any party hereto incurs legal fees, whether or not an action in instituted, to enforce the terms of this Agreement or to recover damages or injunctive relief for breach of this Agreement, the successful or prevailing party shall be entitled to reasonable attorneys' fees, expert witness fees and other costs in addition to its claim for damages.

        11.10    Trademark and Trade Name.    Notwithstanding any other provision of this Agreement, neither party shall have the right to use any trademark or trade name of the other without the express prior written approval of the other.

        11.11    Notice.    Any notice required or permitted to be given under this Agreement shall be deemed to have been delivered on the date the notice is deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and addressed as follows:

If to AKI to:	Applied Kinetics, Inc. 1125 Highway 7 West Hutchinson, MN 55350 Attn: President
If to IPC to:	Innovex, Inc. 530 11th Avenue South Hopkins, MN 55343 Attn: Timothy S. McIntee

        11.12    Unavoidable Delays.    Notwithstanding any other provision of this Agreement to the contrary, failure in the performance by either party hereunder shall not be deemed a breach or default under this Agreement when such failure is due to war, insurrection, strike, lockout, riot, flood, earthquake, fire, act of God, act of the public enemy, epidemic, quarantine restriction, freight embargo, governmental restriction, act or the failure to act of a public or governmental agency or entity, or any other act outside the reasonable control of the party seeking relief provided, however, that none of the foregoing events or occurrences shall excuse, relieve or delay IPC's obligation to make any payments or reimbursements which IPC is obligated to pay pursuant to this Agreement. Any extension of time for any such cause shall be limited to the period of delay due to such cause.

        11.13    Headings.    The headings to the various articles, sections and subsections of this Agreement are for the convenience of the parties and shall not constitute a part of this Agreement.

        11.14    Excluded Technology.    IPC acknowledges that AKI has developed and is in the process of refining certain technology for head gimbal assembly and related to electrostatic discharge protection; and that IPC is obtaining no rights therein pursuant to this Agreement.

        11.15    Intent of Parties.    It is understood and acknowledged by the parties hereto that this Agreement is not intended to be inconsistent with any provision of the Settlement Agreement and, in the event that any provision of this Agreement is found to be inconsistent with the Settlement Agreement, the parties agree to negotiate, in good faith, an amendment to this Agreement which eliminates the inconsistency but which provides both parties the same rights and privileges as contained in this Agreement.

        11.16    Acknowledgment of Ownership.    AKI hereby acknowledges and agrees that IPC is and shall be the sole owner of Damping Technology including any and all modifications, enhancements, improvements and derivations thereof, whether developed by AKI, IPC or jointly; and that AKI has no rights therein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

APPLIED KINETICS, INC.		INNOVEX PRECISION COMPONENTS, INC.

By	/s/ RYAN JURGENSON	By	/s/ TIMOTHY S. MCINTEE
Its	President	Its	Senior Vice President—Corporate

QuickLinks

  EXHIBIT 10.1
LICENSE AND DEVELOPMENT AGREEMENT
ARTICLE I RECITALS
ARTICLE II SALE OF AFAMS TO IPC
ARTICLE III AFAM TECHNOLOGY LICENSE RIGHTS
ARTICLE IV AFAM IMPROVEMENT AND PRODUCT DEVELOPMENT
ARTICLE V MICROACTUATION
ARTICLE VI ROYALTY PAYMENTS
ARTICLE VII INTELLECTUAL PROPERTY PROTECTION
ARTICLE VIII CONFIDENTIALITY
ARTICLE IX REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE X DEFAULT AND REMEDIES
ARTICLE XI MISCELLANEOUS